Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1A, Amendment No. 3, of our report dated January 12, 2009, relating to the consolidated balance sheets of Subaye.com, Inc. as of September 30, 2008, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended September 30, 2008, 2007 and 2006, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

Our report dated January 12, 2009 contains a paragraph referring to a restatement of Company’s balance sheet as of September 30, 2006 and the related statements of operations and cash flows for the year ended September 30, 2006.

/s/ DNTW CHARTERED ACCOUNTANTS LLP

Licensed Public Accountants
Markham, Ontario, Canada
January 14, 2009